Staley, Okada & Partners			Suite 400 - 889 West Pender Street
Chartered Accountants				      Vancouver, BC Canada V6C 3B2
								  Tel 604 694-6070
								  Fax 604-585-8377
							      info@staleyokada.com
							       www.staleyokada.com

14 May 2004


      				CONSENT OF INDEPENDENT AUDITORS


We consent to the inclusion in this Form 10-KSB of Neutron Enterprises, Inc. of our report dated May 7, 2004, on our audit of the financial statements of Neutron Enterprises, Inc. as of December 31, 2003 and for the year then ended.


/s/ Staley, Okada & Partners

STALEY, OKADA & PARTNERS


per D. Laracque, CA, CFP, CPA (Oregon)







Staley Okada & Partners, with offices in Vancouver and Surrey, is a Member of MSI, a Network of Independent Professional Firms * A Member of the INstitute of Chartered Accountants of British Columbia
A Partnership if Incorporated Professionals; L.M. Okada, Ltd., C.N. Chander, Ltd., J.M. Bhegirath, Ltd., L.W.D. Vickars, Ltd., G.S. Traher, Inc., D. Larocque Ltd.